Filed Pursuant to Rule 424(b)(3)
Registration File No. 333-211370

Prospectus Supplement

(To Prospectus dated July 1, 2016)

Gevo, Inc.

This prospectus supplement (“Prospectus Supplement”) modifies, supersedes and supplements information contained in, and should be read in conjunction with, that certain prospectus, dated July 1, 2016, as supplemented by the prospectus supplement dated February 14, 2017, which together form a part of a registration statement filed by Gevo, Inc. (the “Company”) with the U.S. Securities and Exchange Commission utilizing a “shelf” registration process (the “Prospectus”).

This Prospectus Supplement may add or update information contained in the Prospectus and the documents incorporated by reference therein. To the extent that any statement we make in this Prospectus Supplement is inconsistent with statements made in the Prospectus or any documents incorporated by reference therein, the statements made in this Prospectus Supplement will be deemed to modify or supersede those made in the Prospectus and such documents incorporated by reference therein. We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with the Prospectus, including any amendments or supplements thereto.

As permitted by Section 2(a) of the Series M Warrants to Purchase Common Stock (the “Series M Warrants”), on October 25, 2017, as approved by the Board of Directors of the Company, the Company voluntarily reduced the exercise price for an aggregate of 300,000 of the outstanding Series M Warrants, from the current exercise price of $2.35 per share of common stock to $0.60 per share of common stock, for the remaining term of these warrants. Except for the reduction in exercise price, the terms of these Series M Warrants remain unchanged.

The Board of Directors of the Company reserves the right, in accordance with the terms of the Series M Warrants, to reduce the exercise price of all or any portion of the Series M Warrants to any amount deemed appropriate by the Board of Directors of the Company, in its sole discretion.

Our common stock is traded on the NASDAQ Capital Market under the symbol “GEVO.” On October 24, 2017, the last reported sale price of our common stock on the NASDAQ Capital Market was $0.695 per share. The Series M Warrants are not and will not be listed for trading on the NASDAQ Capital Market, or any other securities exchange.

FORWARD-LOOKING STATEMENTS

Forward-looking statements reflect our current views about future events, are based on assumptions, and are subject to known and unknown risks and uncertainties. Many important factors could cause actual results, performance or achievements to differ materially from the results, performance or achievements expressed in or implied by our forward-looking statements. The forward-looking statements contained in this Prospectus Supplement and the Prospectus reflect our views and assumptions only as of the date such forward-looking statements are made. You should not place undue reliance on forward-looking statements. Except as required by law, we assume no responsibility for updating any forward-looking statements nor do we intend to do so. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements.

Investing in our securities involves a high degree of risk. Before buying any securities, you should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page S-11 of the prospectus supplement dated February 14, 2017 and page 4 of the base prospectus and in the amendments and supplements subsequently filed.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the accompanying Prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is October 25, 2017.